Exhibit 99.4

CLIFFORD CHANCE STUDIO LEGALE IN ASSOCIAZIONE CON CLIFFORD CHANCE

Draft Date: 29 September 2017

BANCA CARIGE S.p.A. – CASSA DI RISPARMIO DI GENOVA E IMPERIA

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH

SUPPLEMENTAL AGENCY AGREEMENT RELATING

TO AN AGENCY AGREEMENT DATED 4

DECEMBER 2008 IN RESPECT OF €160,000,000 8.338

PER CENT. PERPETUAL SUBORDINATED

FIXED/FLOATING RATE NOTES

THIS SUPPLEMENTAL AGENCY AGREEMENT is made on [●] [●] 2017

BETWEEN:

(1)	BANCA CARIGE S.p.A. – CASSA DI RISPARMIO DI GENOVA E IMPERIA (the “Issuer”);

(2)

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH (formerly Fortis Banque Luxembourg S.A.) a société en commandite par actions (S.C.A.) incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Paris under number 552 108 011, whose registered office is at 3, Rue d’Antin – 75002 Paris, France and acting through its Luxembourg Branch whose offices are at 60, avenue J.F. Kennedy, L-1855 Luxembourg, having as postal address L-2085 Luxembourg and registered with the Luxembourg trade and companies register under number B. 86 862, as fiscal agent (the “Fiscal Agent”);

(3)

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH (formerly Fortis Banque Luxembourg S.A.) a société en commandite par actions (S.C.A.) incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Paris under number 552 108 011, whose registered office is at 3, Rue d’Antin – 75002 Paris, France and acting through its Luxembourg Branch whose offices are at 60, avenue J.F. Kennedy, L-1855 Luxembourg, having as postal address L-2085 Luxembourg and registered with the Luxembourg trade and companies register under number B. 86 862, as calculation agent (the “Calculation Agent”); and

(4)

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH (formerly Fortis Banque Luxembourg S.A.) a société en commandite par actions (S.C.A.) incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Paris under number 552 108 011, whose registered office is at 3, Rue d’Antin – 75002 Paris, France and acting through its Luxembourg Branch whose offices are at 60, avenue J.F. Kennedy, L-1855 Luxembourg, having as postal address L-2085 Luxembourg and registered with the Luxembourg trade and companies register under number B. 86 862, as paying agent (together with the Fiscal Agent and any other paying agents appointed from time to time under the Agency Agreement, the “Paying Agents”).

WHEREAS:

(A)

The Issuer issued the €160,000,000 8.338 per cent. perpetual subordinated fixed/floating rate notes (the “Notes”), in connection with which the Issuer, the Calculation Agent and and the Paying Agents entered into a fiscal agency agreement dated 4 December 2008 (as since modified, supplemented and/or restated, the “Agency Agreement”).

(B)

On 29 September 2017, the Issuer launched a consent solicitation in connection with its financial restructuring and, following approval of the Extraordinary Resolutions proposed at meeting of the Noteholders duly convened and held on [●] 2017, the Issuer wishes to amend the Conditions of the Notes as set out at Clause 2.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

All words and expressions defined in the Agency Agreement shall, where the context so requires and admits, have the same meaning in this Supplemental Agency Agreement and the principles of interpretation specified in Clause 1 (Interpretation) of the Agency Agreement shall, where the context so requires and admits, also apply to this Supplemental Agency Agreement.

2.	MODIFICATION

2.1	The Fiscal Agent shall forthwith endorse on the Permanent Global Note the following new Condition 19, which with effect on and from the date hereof supplement and modify the Conditions of the Notes:

“Condition 19

(i)

Subject to the Successful Outcome of the Capital Raising and satisfaction or waiver of the Consent Condition, on the Settlement Date (such date and the satisfaction of the Consent Condition having been notified to Noteholders in accordance with Condition 15 (Notices)) all of the outstanding Notes that have not been accepted by the Issuer for exchange pursuant to the Exchange Offer (the “Unexchanged Notes”) shall be cancelled, all of the rights of those Noteholders under the Unexchanged Notes, and all of the Issuer’s liabilities and obligations to those Noteholders under the Unexchanged Notes, shall be irrevocably cancelled and released, in each case in consideration of:

(a)

(i) the delivery to each Eligible Noteholder of an aggregate nominal amount of New Notes equal to the aggregate nominal amount of Unexchanged Notes held by such Eligible Noteholder multiplied by the Early Participation Exercise Ratio or Exercise Ratio (as applicable in accordance with paragraph (ii) below), with the resulting amount rounded down to the nearest multiple of €1,000; and

(ii) the payment to each Eligible Noteholder of the Rounding Amount (if any); and

(b)

the payment to each Ineligible Noteholder of an amount in cash in euros equivalent to the aggregate nominal amount of New Notes that such Ineligible Noteholder would have been entitled to receive pursuant to the Exchange Offer or the Mandatory Cancellation if it had been an Eligible Noteholder, calculated in accordance with (a) above and rounded to the nearest cent with a half unit rounded upwards (the “Cash Amount”), on the terms set out in this Condition 19 (the “Mandatory Cancellation”).

(ii)

For the purposes of paragraph (i) above, the Early Participation Exercise Ratio will be used to calculate the relevant amount of New Notes to be delivered or the Cash Amount to be paid, as applicable, on the Settlement Date to Noteholders who delivered a Consent Instruction that was validly received by the Exchange and Tabulation Agent on or prior to the Early Instruction Deadline and not subsequently revoked. The Exercise Ratio will be used to calculate the relevant amount of New Notes to be delivered or the Cash Amount to be paid, as applicable, to Noteholders in all other circumstances.

(iii)

The amount of New Notes to be delivered and Cash Amount and Rounding Amounts to be paid to each Noteholder in respect of its Notes will be calculated by the Exchange and Tabulation Agent. All calculations performed by the Exchange and Tabulation Agent in connection with the Mandatory Cancellation will, in the absence of manifest error, be conclusive and binding on Noteholders.

(iv)

This Condition 19 shall apply notwithstanding any other contrary provision of the Conditions. In the event of any inconsistency between this Condition 19 and any other provision of the Conditions, this Condition 19 shall prevail.

(v)	For the purposes of this Condition 19, the following terms shall have the following meanings:

Beneficial Owner

A person who is the owner, either directly or indirectly, of an interest in a particular nominal amount of the Notes, as shown in the records of Euroclear or Clearstream, Luxembourg on the Record Date or their Direct Participants.

Capital Raising	The share capital increase of the Issuer resolved upon by its extraordinary shareholders meeting on 28 September 2017 and announced to the public by way of a press release on 28 September 2017.

Chairman	The appointed Chairman at any Meeting.

Clearing Systems	Euroclear and Clearstream, Luxembourg (each a “Clearing System”).

Consent Condition

The condition which must be satisfied or waived in order for the Mandatory Cancellation of the Unexchanged Notes to take place, being the passing of the relevant Extraordinary Resolution in respect of every Series of Existing Notes.

Consent Instruction

The electronic consent and blocking instruction in the form specified in the Notice of Meetings and which shall include a vote in favour of the relevant Extraordinary Resolution, for submission by Direct Participants to the Exchange and Tabulation Agent through the relevant Clearing System and in accordance with the requirements of such Clearing System in order for Noteholders to participate in the Consent Solicitation.

Early Instruction Deadline	4.00 p.m. (CET) on 11 October 2017.

Early Participation Exercise Price	€300 per €1,000 in nominal amount of Existing Notes.

Early Participation Exercise Ratio	30 per cent.

Eligible Noteholder

A Noteholder who at the time of the submission of an Exchange Instruction or Consent Instruction is the Beneficial Owner of an aggregate nominal amount of Notes which is equal to or greater than the Minimum Exchange Amount.

Exchange and Tabulation Agent	Lucid Issuer Services Limited in its capacity as exchange and tabulation agent in respect of all series of Existing Notes.

Exchange Offer

The invitation by the Issuer to Noteholders (who comply with the Offer and Distribution Restrictions and who are otherwise persons to whom the Exchange Offer can be lawfully made and who may lawfully participate in the Exchange Offer) of each Series of Existing Notes to offer to exchange their Existing Notes for New Notes in accordance with the terms and conditions set out in this Information Memorandum.

Exercise Price	€250 per €1,000 in nominal amount of Existing Notes.

Exercise Ratio	25 per cent.

Existing Notes

(i)     €100,000,000 Tier 2 Subordinated Fixed/Floating Rate Notes due 19 June 2018 (ISIN: XS0372143296) (the “2018 Notes”)

(ii)    €50,000,000 Tier 2 Subordinated 5.70 per cent. Notes due 17 September 2020 (ISIN: XS0542283097) (the “September 2020 Notes”);

(iii)  €200,000,000 Tier 2 Subordinated 7.321 per cent. Notes due 20 December 2020 (ISIN: XS0570270370) (the “December 2020 Notes”);

(iv)   €160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes (ISIN: XS0400411681) (the “Perpetual Notes”);

Extraordinary Resolution(s)	The Extraordinary Resolution relating to the Notes set out in the Notice of Meetings.

Ineligible Noteholder	A Noteholder who at the time of the submission of an Exchange Instruction or Consent Instruction does hold the Minimum Exchange Amount.

Mandatory Cancellation	The mandatory cancellation of the Unexchanged Notes pursuant to this Condition 19.

Meeting(s)

In respect of each Series, the meeting of the Noteholders of the relevant Series convened by the Notice of Meetings, to consider and, if thought fit, approve the Extraordinary Resolution in respect of such Series (and if such meeting is adjourned, then any such adjourned meeting).

Minimum Exchange Amount

The minimum aggregate nominal amount of an individual Series of Existing Notes that a Noteholder needs to hold in order that, after the application of the relevant Early Participation Exercise Ratio or the relevant Exercise Ratio, as applicable, to its Existing Notes it will be eligible to receive at least €100,000 in aggregate nominal amount of New Notes on the Settlement Date.

New Notes

The 5 per cent. Senior Notes with a maturity of five years from their issue date which the Issuer intends to issue pursuant to its Programme, the aggregate nominal amount of which shall be determined by the Issuer and announced following the Meeting.

New Notes Issue Price	The price at which New Notes will be issued, being 100 per cent. of their aggregate nominal amount.

Notice of Meetings

The notice convening the Meetings and setting out the Extraordinary Resolution in respect of the Notes dated 29 September 2017, the form of which is set out in Annex I (Form of Notice of Meetings) to the Information Memorandum.

Perpetual Notes	The €160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes (ISIN: XS0400411681).

Record Date	The date falling 7 Business Days prior to the Meetings.

Restricted Noteholder

A Noteholder who does not comply with the Offer and Distribution Restrictions or who is otherwise a person to whom the Exchange Offer and/or the Consent Solicitation cannot lawfully be made and who therefore may not lawfully participate in the Exchange Offer and/or the Consent Solicitation.

Rounding Amount	The amount in cash to be paid in euros by the Issuer on the Settlement Date to Eligible Noteholders pursuant to the Exchange Offer or upon Mandatory Cancellation of

Existing Notes for any fractional portion of the aggregate nominal amount of New Notes which such Eligible Noteholder would otherwise be entitled to receive, as a result of the application of the relevant Early Participation Exercise Ratio or relevant Exercise Ratio (as applicable), that is not an integral multiple of €1,000 (such amount being rounded to the nearest €0.01 with half a euro cent being rounded upwards).

Noteholder	A holder of Notes, which shall for the purpose of this Condition 19 unless the context otherwise requires include:

(i) each Direct Participant in respect of the Existing Notes;

(ii) any broker, dealer, commercial bank, trust company, custodian or other nominee or intermediary who holds Existing Notes on behalf of a Beneficial Owner; and

(iii) each Beneficial Owner of the Existing Notes and holders who hold beneficial interests in Existing Notes through a Clearing System or another intermediary.

Settlement Date	The date on which the settlement of the Exchange Offer and the Mandatory Cancellation takes place and which is expected on or about 15 December 2017, or any other date as further communicated.

Successful Outcome of the Capital Raising	Subscriptions having been received pursuant to the Capital Raising for an amount at least equal to Euro 500,000,000.”

2.2

The Issuer authorises, directs, requests and empowers the Fiscal Agent to execute this Supplemental Agency Agreement and to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary, desirable or appropriate, in the sole and absolute discretion of the Fiscal Agent, to implement the modifications set out at Clause 2.

3.	GENERAL

3.1	The Agency Agreement shall henceforth be read and construed in conjunction with this Supplemental Agency Agreement as one document.

3.2

A memorandum of this Supplemental Agency Agreement shall be attached by the Fiscal Agent to the Agency Agreement and by the Issuer, the Calculation Agent, and the other Paying Agent on their duplicates thereof.

3.3	The provisions of the Agency Agreement shall apply, mutatis mutandis, to this Supplemental Agency Agreement as if they were incorporated herein.

4.	GOVERNING LAW AND JURISDICTION

This Supplemental Agency Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

5.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Supplemental Agency Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Agency Agreement.

6.	COUNTERPARTS

This Supplemental Agency Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Agency Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATURES

The Issuer

For and on behalf of

BANCA CARIGE S.p.A. – CASSA DI RISPARMIO DI GENOVA E IMPERIA

By:

The Fiscal Agent

For and on behalf of

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH

By:	By:

The Calculation Agent

For and on behalf of

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH

By:	By:

The other Paying Agent

For and on behalf of

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH

By:	By: